Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of SciClone Pharmaceuticals, Inc. for the registration of 8,298,110 shares of its common stock, and to the incorporation by reference therein of our reports dated March 31, 2011, with respect to the consolidated financial statements and schedule of SciClone Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of SciClone Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Redwood City, California

August 8, 2011